Exhibit 99.1

Reynolds American Inc. P.O. Box 2990 Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Bob Bannon (336) 741-3359	Media: Jane Seccombe (336) 741-5068	RAI 2016-25

RAI board elects two new directors

WINSTON-SALEM, N.C. – Sept. 15, 2016 – Reynolds American Inc. (NYSE: RAI) announced today that John Boehner, former speaker of the U.S. House of Representatives, and Jean-Marc Levy, executive-in-residence at the IMD Business School in Lausanne, Switzerland, have been elected to serve on RAI’s board of directors as Class II directors, effective immediately. Boehner will serve on the board’s corporate governance, nominating and sustainability committee, and Levy will serve on the compensation and leadership development committee.

Levy fills the vacancy created by the resignation of Robert Lerwill in June this year. He is one of five RAI board members designated by Brown & Williamson Holdings, Inc. (B&W), a subsidiary of British American Tobacco p.l.c. (BAT), under the terms of the 2004 governance agreement, as amended, between RAI, B&W and BAT. RAI’s board now has 14 members.

“Both John and Jean-Marc bring valuable new experience and insights to the board in a dynamic environment,” said Thomas C. Wajnert, chairman of RAI’s board of directors. “As RAI gains momentum in its strategy to transform the tobacco industry, we welcome their fresh perspectives on our businesses and the rapidly evolving environments in which the RAI companies compete.”

Boehner, an Ohio native, was elected to Congress in 1990. Prior to that, he served as the president of a sales company in the packaging and plastic industry. He was also an Ohio state representative from 1985 to 1990.

Boehner served as the U.S. representative from Ohio’s 8th congressional district from 1991 to 2015. He was the House majority leader from 2006 to 2007, and House minority leader from 2007 through 2010. In January 2011, he was elected House speaker. Boehner retired from Congress in October 2015.

Levy, a Swiss national, is also the chief operating officer of Day Medical SA, a Swiss medical devices company, and serves as a board member of a Swiss startup company, Domo Safety SA. Levy also worked for BAT for 18 years in various management positions, and was BAT Group’s chief marketing officer for six years until the end of 2014. Prior to joining BAT, he started his career in the coffee and confectionery categories with the Kraft Jacobs Suchard Group.

Web and Social Media Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news, including our quarterly earnings, about RAI and its operating companies. RAI also uses Twitter to publicly disseminate company news via @RAI News. It is possible that the information we post could be deemed to be material information. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted, and to follow RAI on Twitter at @RAI News.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Santa Fe Natural Tobacco Company, Inc.; American Snuff Company, LLC; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include Newport, Camel and Pall Mall.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit products.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the U.S. and Sweden, respectively, under the ZONNIC brand name.

•	R.J. Reynolds Vapor Company is a marketer of digital vapor cigarettes, manufactured on its behalf by R.J. Reynolds, under the VUSE brand name in the United States.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn how RAI and its operating companies are transforming the tobacco industry, go to the RAI website, Transforming Tobacco.

###